Exhibit 5.1

[•], 2007

Merrill Lynch & Co., Inc.,
  4 World Financial Center,
    New York, New York 10080.
     Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 12,000,000 shares of Common Stock, par value $1.33 1/3 per share (the “Common Shares”), and 115,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Shares”) of Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:
     (1) When the registration statement relating to the Common and Preferred Shares (the “Registration Statement”) has become effective under the Act, and the Common Shares have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of January 29, 2007 (the “Merger Agreement”), among the Company, First Republic Bank, a Nevada banking corporation (“First Republic”), and Merrill Lynch Bank & Trust Co., FSB, a federal savings bank (“ML Bank”), as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.
     (2) When the Registration Statement has become effective under the Act, certificates of designations with respect to the Preferred Shares substantially in the forms filed as exhibits to the Registration Statement have been duly filed with the Secretary of State of the State of Delaware, and the Preferred Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Merrill Lynch & Co., Inc.	-2-

          We have relied as to certain factual matters on information obtained from public officials, officers of the Company, First Republic and ML Bank and other sources believed by us to be responsible.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common and Preferred Stock” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,